UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
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☐	Soliciting Material Pursuant to Section 240.14a-12
SMART MODULAR TECHNOLOGIES (WWH), INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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SMART MODULAR TECHNOLOGIES (WWH), INC.
4211 Starboard Drive
Fremont, California 94538

December 14, 2007

To our Shareholders:

On behalf of the Board of Directors and management, I cordially invite you to attend the 2008 Annual General Meeting of Shareholders of SMART Modular Technologies (WWH), Inc. Our Annual Meeting will be held on Wednesday, January 16, 2008 at 10:00 a.m. (PST), at the Hilton Newark/Fremont, located at 39900 Balentine Drive, Newark, California 94560.

We describe in detail the actions we expect to take at our Annual Meeting in the attached Notice of 2008 Annual General Meeting of Shareholders and proxy statement.

Included with this proxy statement is a copy of our Annual Report on Form 10-K for fiscal year 2007. We encourage you to read the Form 10-K. It includes information on our operations, products and services, as well as our audited financial statements.

Please use this opportunity to take part in our affairs by voting on the business to come before this meeting. Whether or not you plan to attend the meeting, please complete, sign, date and return the accompanying proxy in the enclosed postage-paid envelope. See “How Do I Vote?” in the proxy statement for more details. Returning the proxy does NOT deprive you of your right to attend the meeting and to vote your shares in person for the matters acted upon at the meeting.

We look forward to seeing you at the Annual Meeting.

Sincerely,

Iain MacKenzie
President and Chief Executive Officer

SMART MODULAR TECHNOLOGIES (WWH), INC.
4211 Starboard Drive
Fremont, California 94538

NOTICE OF 2008 ANNUAL GENERAL MEETING OF SHAREHOLDERS OF
SMART MODULAR TECHNOLOGIES (WWH), INC.

Date:	January 16, 2008

Time:	Doors open at 9:30 a.m. (PST) Meeting begins at 10:00 a.m. (PST)

Place:	Hilton Newark/Fremont 39900 Balentine Drive Newark, California 94560

Purposes:	• Elect our directors

• Ratify the appointment of KPMG LLP as our independent registered public accounting firm

• Conduct other business that may properly come before the annual meeting or any adjournment or postponement thereof

Who Can Vote:	December 3, 2007 is the record date for voting. Only shareholders of record at the close of business on that date may vote at the annual meeting or any adjournment thereof. Any shareholder entitled to attend and vote at the annual meeting is entitled to appoint a proxy to attend and vote on such shareholder’s behalf. A proxy does not need to be a shareholder of SMART Modular Technologies (WWH), Inc.

A proxy statement and proxy card solicited by the Board of Directors are enclosed herewith. Whether you expect to attend the meeting or not, please complete, sign, date, and promptly return the enclosed proxy card in the postage-prepaid envelope we have provided. You may change your vote and revoke your proxy at any time before the polls close at the meeting by following the procedures described in the accompanying proxy statement.

Sincerely,

Ann T. Nguyen
General Counsel and Corporate Secretary

Fremont, California
December 14, 2007

SMART MODULAR TECHNOLOGIES (WWH), INC.

2008 ANNUAL GENERAL MEETING OF SHAREHOLDERS
NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

SMART MODULAR TECHNOLOGIES (WWH), INC.
4211 Starboard Drive
Fremont, California 94538

PROXY STATEMENT
dated December 14, 2007
FOR 2008 ANNUAL GENERAL MEETING OF SHAREHOLDERS
to be held January 16, 2008

INFORMATION CONCERNING SOLICITATION AND VOTING

Your vote is very important. For this reason our Board of Directors is requesting that you permit your ordinary shares to be represented at our 2008 Annual General Meeting of Shareholders by the proxies named on the enclosed proxy card. This proxy statement contains important information for you to consider in deciding how to vote on the matters brought before the meeting.

General Information

The Board of Directors of SMART Modular Technologies (WWH), Inc., referred to in this proxy statement as “SMART Modular”, “the Company” or “we”, is soliciting the enclosed proxy for use at our annual meeting of shareholders to be held January 16, 2008 at 10:00 a.m. (PST) or at any adjournment thereof for the purposes set forth in this proxy statement. Our annual meeting will be held at the Hilton Newark/Fremont, located at 39900 Balentine Drive, Newark, California 94560.

This proxy statement and the enclosed proxy card will be mailed on or before December 14, 2007 to all shareholders entitled to vote at the meeting.

Who May Vote at Our Annual Meeting

All holders of our ordinary shares, as reflected in our records at the close of business on December 3, 2007, the record date for voting, may vote at the meeting.

Each ordinary share that you owned on the record date entitles you to one vote on each matter properly brought before the meeting. As of the record date, there were issued and outstanding 60,722,638 ordinary shares.

Holding Shares as a “Beneficial Owner” (or in “Street Name”)

Many shareholders are considered the “beneficial owners” of their shares, that is, they hold their shares through a broker, bank or nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially or in “street name.”

Shareholder of Record.  If your shares are registered directly in your name with our transfer agent, you are considered the shareholder of record with respect to those shares. If you are a shareholder of record, we are sending these proxy materials directly to you. As our shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the annual meeting. We have enclosed a proxy card for your vote.

Beneficial Owner.  If your shares are held in a stock brokerage account or by a bank or nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker, bank, or nominee (who is considered the shareholder of record with respect to those shares). As the beneficial owner, you have the right to direct your broker, bank, or nominee how to vote if you follow the instructions you receive from your broker, bank, or nominee. You are also invited to attend the annual meeting.

However, since you are not the shareholder of record, you may not vote these shares in person at the annual meeting unless you bring to the meeting a proxy properly executed by your broker, bank or nominee in your favor.

How to Vote

You may vote in person at the meeting or by proxy. All valid proxies properly executed and received by us prior to or at the meeting will be voted in accordance with the instructions they contain. We recommend that you vote by proxy even if you plan to attend the meeting. You may change your vote at the meeting even if you have previously submitted a proxy.

How Proxies Work

This proxy statement is furnished in connection with the solicitation of proxies by our Board of Directors for use at the annual meeting and at any adjournment of that meeting. If you give us your proxy, you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also vote for or against the other proposals, or you may abstain from voting. Under Cayman Islands law, holders of our ordinary shares do not have appraisal rights with respect to matters to be voted on at the annual general meeting.

If you give us your proxy, but do not specify how your shares shall be voted on a particular matter, your shares will be voted FOR the election of each of the named nominees for director, FOR the ratification of the appointment of KPMG LLP as our independent registered public accounting firm and, with respect to any other matter that may come before the annual meeting, as recommended by our Board of Directors or otherwise in the proxies’ discretion.

If you hold your shares in street name, your broker, bank or nominee will include a voting instruction card with this proxy statement. You should vote your shares by following the instructions provided on the voting instruction card.

Changing Your Vote

You have the right to revoke your previously submitted proxy at any time before the annual meeting.

If you are a shareholder of record, you may revoke your proxy before it is voted by:

•	submitting a new proxy with a date later than the date of your previously submitted proxy;

•	notifying our Corporate Secretary in writing before the meeting that you wish to revoke your previously submitted proxy; or

•	voting in person at the meeting.

If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee and you wish to revoke your previously submitted proxy, you should follow the instructions provided to you by your broker, bank or nominee. You may also revoke your proxy by voting in person at the meeting, provided you comply with the requirements indicated below.

Attending in Person

Any shareholder of record may vote in person. All meeting attendees will be required to present a valid, government-issued photo identification, such as a driver’s license or passport, in order to enter the meeting.

If you are a beneficial owner and your shares are held in the name of your broker, bank or nominee, you must bring to the meeting a proxy properly executed by your broker, bank or nominee in your favor.

Votes Needed to Hold the Meeting and Approve Proposals

In order to carry on the business of the annual meeting, shareholders entitled to cast not less than 1/3 of the total votes entitled to be cast at a meeting of shareholders must be represented at the meeting, either in person or by proxy. Only votes cast “for” a matter constitute affirmative votes. A properly executed proxy marked “abstain” with respect to any matter will not be voted, although it will be counted for purposes of determining whether there is a quorum. Since abstentions will not be votes cast for a particular proposal, they will have the same effect as negative votes or votes against that proposal. Broker non-votes are also counted for the purpose of determining the presence of a quorum. Broker non-votes occur when shares held by a broker on behalf of a beneficial owner are not voted with respect to a particular proposal, which generally occurs when the broker has not received voting instructions from the beneficial owner and lacks the discretionary authority to vote the shares itself. We believe that the election of directors and ratification of our independent registered public accounting firm are considered routine proposals for which brokerage firms may vote shares held on behalf of beneficial owners who have not voted with respect to the particular proposal.

The affirmative vote of a majority of all the votes cast by holders of ordinary shares represented in person or by proxy at the annual general meeting is necessary to approve the election of the director nominees. In the election of directors, votes may be cast in favor of or withheld from any or all nominees. The affirmative vote of the holders of a majority of the ordinary shares present in person or represented by proxy and entitled to vote on the item will be required to ratify the appointment of our independent registered public accounting firm for the current fiscal year. Approval of any other matter properly submitted to the shareholders at the annual meeting generally will require the affirmative vote of the holders of a majority of the ordinary shares present in person or represented by proxy and entitled to vote on that matter.

TPG Capital, L.P. or TPG (formerly Texas Pacific Group), Francisco Partners, and Shah Capital Partners, holders of approximately 39.4% of our ordinary shares, have informed us that they intend to vote all of their shares in favor of the nominated slate of directors and for the ratification of the appointment of KPMG LLP as our independent registered public accounting firm.

Cost of Proxy Solicitation

We will pay the cost of this proxy solicitation. Some of our employees may also solicit proxies, without any additional compensation. We may also reimburse banks, brokerage firms and nominees for their expenses in forwarding proxy materials to their customers who are beneficial owners of our ordinary shares and obtaining their voting instructions.

Deadline for Receipt of Shareholder Proposals for the 2009 Annual Meeting

If you wish to submit a proposal for inclusion in the proxy statement for our 2009 annual meeting of shareholders, you must follow the procedures outlined in Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and we must receive your proposal at the address below no later than August 12, 2008.

Contacting Us

If you have questions or would like more information about the annual meeting, you can contact us in either of the following ways:

• By telephone:	(510) 623-1231

• By writing	Ann T. Nguyen General Counsel and Corporate Secretary SMART Modular Technologies (WWH), Inc. 4211 Starboard Drive Fremont, CA 94538

FISCAL YEAR-END

The Company’s fiscal year ends on the last Friday in August. Fiscal 2007 ended on August 31, 2007.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding the beneficial ownership of our ordinary shares by (1) each person known by us to be the beneficial owner of 5% or more of the outstanding ordinary shares, (2) each of our named executive officers named under the Summary Compensation Table, (3) each of our directors, and (4) all of our executive officers and directors as a group.

Percentage of ownership is based on 60,722,638 ordinary shares outstanding as of November 30, 2007. Beneficial ownership is calculated based on SEC requirements. These requirements also treat as outstanding all ordinary shares that a person would receive upon exercise of options or warrants held by that person that are immediately exercisable or exercisable within 60 days of November 30, 2007. Shares issuable pursuant to options and warrants exercisable within 60 days are deemed outstanding and held by the holder of such options or warrants for computing the percentage of the person holding such options or warrants, but are not deemed outstanding for computing the percentage of any other person.

Other than as specifically noted below, the address of each of the named entities or individuals is c/o: SMART Modular Technologies (WWH), Inc., 4211 Starboard Drive, Fremont, California 94538.

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage

Greater than 5% Shareholders and Section 13(g) Filers(1):
TPG Advisors III, Inc.(2)(5) 301 Commerce St., Ste. 3300 Fort Worth, TX 76102	2,580,950	4.3%
TPG Advisors IV, Inc.(3)(5) 301 Commerce St., Ste. 3300 Fort Worth, TX 76102	3,959,395	6.5%
T(3) Advisors II, Inc.(4)(5) 301 Commerce St., Ste. 3300 Fort Worth, TX 76102	3,270,168	5.4%
Francisco Partners, G.P., LLC(6) One Letterman Drive Building C — Suite 410 San Francisco, CA 94129	9,794,251	16.2%
Francisco Partners Management LLC(7) c/o Francisco Partners GP, LLC One Letterman Drive Building C — Suite 410 San Francisco, CA 94129	16,262	*
Shah Capital Partners, L.P. (8a) 4800 Great America Parkway, Suite 400 Santa Clara, CA 95054	4,313,429	7.1%
Patel Family Partners, L.P. (9a)	404,287	*
WestRiver Capital, L.L.C. (10) 3720 Carillon Point Kirkland, WA 98033	187,541	*
Wellington Management Company, L.L.C. 75 State Street Boston, MA 02109	5,241,366	8.6%
Century Capital Management, Inc. 100 Federal Street, 29th Floor Boston, MA 02110	4,049,043	6.7%
AIM Trimark Investments 5140 Yonge Street, Suite 900 Toronto, Ontario M2N 6X7	3,957,200	6.5%

	Shares Beneficially Owned
Beneficial Owner	Number	Percentage

Named Executive Officers and Directors:
Iain MacKenzie(11)	889,137	1.5%
Jack A. Pacheco(12)	350,689	*
Mohana Krishnan(13)	90,968	*
Alan Marten(14)	363,772	*
Wayne Eisenberg(15)	249,717	*
Dipanjan Deb(16)	—	—
Eugene Frantz(17)	—	—
Harry W. (Webb) McKinney(18)	—	—
D. Scott Mercer(19)	—	—
Dr. C.S. Park(20)	38,707	*
Mukesh Patel (9b)	404,287	*
Ajay Shah (8b)	4,313,429	7.1%
Clifton Thomas Weatherford(21)	43,332	*
All Executive Officers and Directors as a group (14 persons)(22)	6,965,624	11.5%

*	Indicates less than 1%.

(1)	Ordinary shares beneficially owned by parties to a shareholders’ agreement, which is further described in “Certain Relationships and Related Party Transactions.”

(2)	Represents 2,580,950 ordinary shares held by TPG III SM, LLC.

(3)	Represents 3,959,395 ordinary shares held by TPG IV SM, LLC.

(4)	Represents 3,270,168 ordinary shares held by T(3) II SM, LLC.

(5)	TPG III SM, LLC is indirectly controlled by TPG Advisors III, Inc.; TPG IV SM, LLC is indirectly controlled by TPG Advisors IV, Inc.; and T(3) II SM, LLC is indirectly controlled by T(3) Advisors II, Inc. (collectively, TPG Advisors). David Bonderman and James G. Coulter are directors, officers and the sole shareholders of TPG Advisors. Mr. Bonderman and Mr. Coulter, by virtue of their positions with TPG Advisors, may be deemed to have investment powers and beneficial ownership with respect to the equity securities held by the foregoing entities.

(6)	Represents 9,746,259 ordinary shares held by Francisco Partners, L.P. and 47,992 ordinary shares held by Francisco Partners Fund A, L.P. Voting and investment power belongs to a group of managing directors of Francisco Partners, G.P. LLC (including Mr. Deb) who are employees of Francisco Partners, G.P. LLC. Francisco Partners, G.P. LLC’s managing directors include David Stanton, Benjamin Ball, Dipanjan Deb, Neil Garfinkel, Keith Geeslin, David Golob, and Sanford Robertson. The voting and investment power belongs to a group and not to any individual managing director. Each of these managing directors disclaims beneficial ownership of the securities held by the foregoing entities. Mr. Deb is an employee of Francisco Partners, G.P. LLC and disclaims beneficial ownership of the securities held by the foregoing entities.

(7)	Represents 16,262 ordinary shares held by Francisco Annual Fund Investors, L.L.C. Voting and investment power belongs to a group of managing directors of Francisco Partners Management, LLC (including Mr. Deb) who are employees of Francisco Partners Management, LLC. Francisco Partners Management, LLC’s managing directors include David Stanton, Benjamin Ball, Dipanjan Deb, Neil Garfinkel, Keith Geeslin, David Golob, and Sanford Robertson. The voting and investment power belongs to a group and not to any individual managing director. Each of these managing directors disclaims beneficial ownership of the securities held by the foregoing entities. Mr. Deb is an employee of Francisco Partners Management, LLC and disclaims beneficial ownership of the securities held by the foregoing entities.

(8a)	Ajay Shah holds ultimate management power over Shah Capital Partners, L.P., which gives him investment power over the securities held by such entity. Mr. Shah disclaims beneficial ownership of such securities.

(8b)	Represents ordinary shares beneficially owned by Shah Capital Partners, L.P.

(9a)	Mukesh Patel and Harsha Patel are the general partners of Patel Family Partners, L.P. and have voting and investment power over the securities held by such entity.

(9b)	Represents ordinary shares held by Patel Family Partners, L.P.

(10)	Erik Anderson is the sole member of WestRiver Management, LLC (WestRiver Management), which is the managing member of WestRiver Capital. The investment power of WestRiver Capital belongs to a committee consisting of Mr. Anderson and Gary Brinson, who is the only other member of WestRiver Capital. By virtue of their positions with WestRiver Capital, each of Mr. Anderson, Mr. Brinson and WestRiver Management may be deemed to have investment power and beneficial ownership with respect to the securities held by WestRiver Capital, and each disclaims beneficial ownership of such securities.

(11)	Includes 647,213 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2007, of which 97,094 exercisable options are held by family trusts. Mr. MacKenzie has no voting or investment power over one trust containing 11,453 exercisable options established for the benefit of his wife, and he disclaims beneficial ownership of such options and the underlying shares.

(12)	Includes 337,681 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2007.

(13)	Includes 90,968 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2007.

(14)	Includes 158,386 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2007.

(15)	Includes 220,373 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2007.

(16)	Individual is an employee of Francisco Partners, G.P., LLC and Francisco Partners Management, LLC and disclaims beneficial ownership of the securities held by the foregoing entities.

(17)	Includes 0 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2007.

(18)	Includes 0 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2007.

(19)	Includes 0 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2007.

(20)	Includes 38,707 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2007.

(21)	Includes 43,332 ordinary shares that may be acquired upon the exercise of options exercisable within 60 days after November 30, 2007.

(22)	Includes 208,249 ordinary shares that may be acquired by an executive officer, who is not a “named executive officer” upon the exercise of options exercisable within 60 days after November 30, 2007.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) requires our directors and executive officers and beneficial holders of 10% or more of a registered class of our equity securities to file certain reports with the Securities and Exchange Commission (SEC) regarding ownership of, and transactions in, our equity securities. We have reviewed copies of the reports we received and written representations from the individuals required to file the reports.

Based solely on our review of such reports and representations, we believe that all of our directors, executive officers and beneficial holders of 10% or more of a registered class of our equity securities filed, on a timely basis, all reports required by Section 16(a) of the Exchange Act for the fiscal year ended August 31, 2007.

STRUCTURE OF BOARD OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

Director Independence.  TPG, Francisco Partners and Shah Capital Partners collectively hold approximately 39.4% of our outstanding ordinary shares. Our Board of Directors has determined that Messrs. McKinney, Mercer, Park, Patel, and Weatherford are each independent in accordance with applicable NASDAQ and SEC rules.

Shareholders’ Agreement.  Pursuant to a shareholders’ agreement, TPG, Francisco Partners and Shah Capital Partners have the right to nominate up to five members of our board of directors and to nominate jointly with our President or Chief Executive Officer (who shall serve as a member of our board of directors during his employment with us) three other directors to our board as long as they maintain certain shareholding thresholds of our outstanding ordinary shares and the parties to the shareholders’ agreement have agreed, subject to certain minimum shareholding thresholds, to vote their ordinary shares to elect the persons so nominated to our board of directors. These rights do not affect the rights of our other shareholders, under our articles of association, to nominate our directors. Moreover, as such shareholders’ ownership interest in us decreases, their right to nominate up to five directors will be reduced. In addition, the shareholders’ agreement and our memorandum and articles of association provide that we may not take certain significant actions without the approval of each of TPG, Francisco Partners and Shah Capital Partners, acting collectively, so long as they own at least 25% of our outstanding ordinary shares in the aggregate. In addition, the shareholders’ agreement provides that so long as TPG, Francisco Partners and Shah Capital Partners own in the aggregate at least 25% of our outstanding ordinary shares, we may not enter into certain related party transactions without the consent of each of TPG, Francisco Partners and Shah Capital Partners. For a more complete description of the shareholders’ agreement, see the section captioned “Certain Relationships and Related Party Transactions.”

Director Responsibilities.  We are governed by our board of directors and its various committees that meet throughout the year. Our Board of Directors currently consists of nine directors. During fiscal 2007, there were 9 meetings of our Board of Directors. We expect directors to attend and prepare for all meetings of the Board of Directors and the meetings of the committees on which they serve. During fiscal 2007, each of our directors attended more than 75% of the aggregate number of meetings of the Board of Directors and the committees on which he served. Unless elected otherwise, as permitted under the Company’s memorandum and articles of association, each director serves until his death, disability, retirement, resignation or removal (with or without cause) by means of a resolution of the other directors or an ordinary resolution of our shareholders.

Executive Sessions of the Independent Directors.  Our independent directors met in an executive session during each regularly scheduled meeting of the Board of Directors in fiscal 2007.

Annual Meeting Attendance.  Our Board of Directors has adopted a policy that all members should attend each annual meeting of shareholders when practicable. Eight directors attended our 2007 annual meeting of shareholders.

Corporate Governance.  Our Board of Directors has adopted corporate governance guidelines. These guidelines address items such as the qualifications and responsibilities of our directors and director candidates and the corporate governance policies and standards applicable to us in general. In addition, we have adopted a code of business conduct and ethics that applies to all officers, directors and employees. Our Corporate Governance Guidelines and our Code of Business Conduct and Ethics as well as the charters of the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are available on our website at http://www.smartm.com.

Communicating with our Board of Directors.  Any shareholder wishing to communicate with our Board of Directors may send a letter to our Corporate Secretary at 4211 Starboard Drive, Fremont, California 94538. Communications intended specifically for non-employee directors should be sent to the attention of the Chairman of the Nominating and Corporate Governance Committee.

Committees of our Board of Directors

Our board of directors has the following committees:

Audit Committee

The Audit Committee of our board of directors reviews our financial statements and accounting practices and makes recommendations to our board of directors regarding the selection of independent auditors. The Audit Committee also reviews and approves material related party transactions. In addition, any transaction in which one of our directors has a conflict of interest must be disclosed to our board of directors and reviewed by the Audit Committee. Under our corporate governance guidelines, if a director has a conflict of interest, the director must disclose the interest to the audit committee and our board of directors and must recuse himself from participation in the discussion and must not vote on the matter. In addition, the audit committee is authorized to retain special legal, accounting or other advisors in order to seek advice or information with respect to all matters under consideration, including potential conflicts of interest. Mr. Weatherford serves as chairperson and financial expert of the Audit Committee. Messrs. McKinney and Mercer are the other members of the Audit Committee. In fiscal 2007, the Audit Committee met 5 times.

Compensation Committee

The Compensation Committee of our board of directors generally oversees our compensation and benefits policies, including our equity incentive program; evaluates executive officer performance and compensation, including making recommendations regarding executive compensation to the board of directors; and reviews the Company’s management succession plan. Mr. Shah serves as the Chairperson of the Compensation Committee. Messrs. McKinney, Mercer, and Park are the other members of the Compensation Committee. In fiscal 2007, the Compensation Committee met 3 times.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our board of directors identifies and recommends nominees to our board of directors, oversees and sets compensation for our directors and oversees compliance with our corporate governance guidelines. Mr. Frantz serves as the Chairperson at the Nominating and Corporate Governance Committee. Messrs. Park, Patel and Weatherford are the other members. In fiscal 2007, the Nominating and Corporate Governance Committee met 3 times.

Compensation Committee Interlocks and Insider Participation

During the last fiscal year, none of our executive officers was serving on the board of directors or on the compensation committee of any other company, any officers of which served either on our board of directors or on our compensation committee. Additional information concerning transactions between us and entities affiliated with members of the compensation committee is included in this proxy statement under the caption “Certain Relationships and Related Party Transactions.”

Consideration of Director Nominees

Director Qualifications.  The Nominating and Corporate Governance Committee Charter specifies the criteria applied to nominees recommended by the Nominating and Corporate Governance Committee for a position on our Board of Directors. Candidates for director nominees are reviewed in the context of the current composition of our Board of Directors, our operating requirements and the interests of our shareholders. In conducting its assessment the Nominating and Corporate Governance Committee considers issues of judgment, diversity, age, skills, background, experience and such other factors as it deems appropriate given the needs of the Company and the Board of Directors. The Nominating and Corporate Governance Committee also considers the independence, financial literacy and financial expertise standards required by our Board of Directors committees’ charters and applicable laws, rules and regulations, and the ability of the candidate to devote the time and attention necessary to serve as a director and a committee member.

Identifying and Evaluating Nominees for Director.  In the event that vacancies are anticipated or otherwise arise, the Nominating and Corporate Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Corporate Governance Committee through current directors, professional search firms engaged by us, shareholders or other persons. Candidates are evaluated at regular or special meetings of the Nominating and Corporate Governance Committee and may be considered at any point during the year.

Shareholder Nominees. Candidates for director recommended by shareholders will be considered by the Nominating and Corporate Governance Committee. Such recommendations should include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications for membership on our Board of Directors, information regarding any relationships between the candidate and us within the last three years and a written indication by the recommended candidate of the candidate’s willingness to serve, and should be sent to the Nominating and Corporate Governance Committee at the address listed on page 3 of this proxy statement.

PROPOSAL 1: ELECTION OF DIRECTORS

Our Board of Directors, at the recommendation of the Nominating and Corporate Governance Committee, has recommended for nomination the director candidates named below to serve until the next annual meeting of shareholders. All of these nominees currently serve as our directors. If a director nominee becomes unavailable before the election, your proxy authorizes the individuals named as proxies to vote for a replacement nominee if the Nominating and Corporate Governance Committee names one.

		Director
Name	Age	Since

Iain MacKenzie	49	2004
Ajay Shah	48	2004
Dipanjan Deb	38	2004
Eugene Frantz	41	2004
Harry W. (Webb) McKinney	62	2007
D. Scott Mercer	56	2007
Dr. C.S. Park	59	2004
Mukesh Patel	49	2004
Clifton Thomas Weatherford	61	2005

Set forth below is information about each of our nominees for director:

Iain MacKenzie.  Mr. MacKenzie has served as President and as a Director since the acquisition of the Company from Solectron and previously held equivalent positions at SMART Modular from 2002. In September 2005, he was named Chief Executive Officer of the Company. From 1999 to 2002, Mr. MacKenzie served as Vice President of Worldwide Operations of the Technology Solutions Business unit of Solectron. Before that, he was responsible for the start up of SMART Modular Technologies (Europe) Ltd., and he served as its general manager from 1997 to 1998. Prior to joining SMART Modular, Mr. MacKenzie held various management and leadership positions at other high technology corporations including Hughes Microelectronics, Ferrofluidics, Inc. (NH), Digital Equipment Corp. (semiconductor division) and Apricot Computers Ltd. (a Mitsubishi Company). He holds the Higher National Diploma in mechanical and production engineering and the Ordinary National Diploma in electrical/electronics engineering, both from the Kirkcaldy College of Technology (Fife University) in Scotland.

Ajay Shah.  Mr. Shah has been a Director and the Chairman of the Board of Directors since April 2004. Mr. Shah is the founder and Managing Director of the Silver Lake Sumeru Fund. In addition, Mr. Shah is the Managing Partner of Shah Capital Partners, a technology private equity firm. From 1999 to 2002, Mr. Shah was the CEO of, and led the founding of, the Technology Solutions Business unit of Solectron which included SMART Modular, Force Computers, DY4 Corporation and US Robotics. In 1988, Mr. Shah co-founded SMART Modular. He currently also serves on the boards of Flextronics International and some privately held companies. Mr. Shah holds an M.S. in Engineering Management from Stanford University, California, and a Bachelor’s in Engineering from the University of Baroda, India. Mr. Shah serves as the Chairman of our Compensation Committee.

Dipanjan Deb.  Mr. Deb has been a Director since April 2004. Mr. Deb is a founder and Managing Partner of Francisco Partners and has been a partner since its formation in August 1999. Prior to founding Francisco Partners, Mr. Deb was a principal with TPG. Earlier in his career, Mr. Deb was director of semiconductor banking at Robertson, Stephens & Company and a management consultant at McKinsey & Company. Mr. Deb also serves on the boards of AMIS Holdings, Inc. (Nasdaq: AMIS), CBA Group, MagnaChip Semiconductor LLC, and Metrologic Instruments. He is a former director of Globespan, Conexant (CNXT), NPTest/Credence (CMOS), Legerity, ON Semiconductor (ONNN) and Ultra Clean Holdings, Inc. (Nasdaq: UCTT). Mr. Deb holds an M.B.A. from the Stanford Graduate School of Business and a B.S. in Electrical Engineering and Computer Science from University of California, Berkeley.

Eugene Frantz.  Mr. Frantz has been a Director since April 2004. Mr. Frantz is a Partner of TPG, specializing in the technology and telecom sectors. Prior to joining TPG in 1999, Mr. Frantz worked at Oracle Corporation, most recently leading its venture capital effort, where he was responsible for making equity investments in software and internet companies. Prior to joining Oracle, Mr. Frantz was a Vice President at Morgan Stanley, specializing in technology mergers and acquisitions spanning the semiconductor, data networking, software and internet sectors. Mr. Frantz also serves on the boards of Alltel Corporation, Avaya Corporation, and Freescale Semiconductor, Inc. and previously served on the boards of MEMC Electronic Materials, Network General, Paradyne Networks (now part of Zhone Technologies) and Seagate Removable Storage Solutions Holdings. Mr. Frantz received an M.B.A. from Stanford Business School and a B.S. from the University of California, Berkeley. Mr. Frantz serves as the Chairman of our Nominating and Corporate Governance Committee.

Harry W. (Webb) McKinney.  Mr. McKinney has been a Director since April 2007. Mr. McKinney currently serves as an independent management consultant to a variety of companies. When Mr. McKinney retired from Hewlett-Packard in 2003, he served as Executive Vice President in charge of merger integration, global citizenship efforts, organizational effectiveness, and governance initiatives. Other positions held at HP during his 34 year tenure included President of its Business Customer Organization, responsible for worldwide sales, marketing, manufacturing, and delivery of products for HP’s business customers; VP and GM of the PC business, responsible for the development, manufacturing and marketing of commercial desktop, mobile computing and server businesses worldwide; GM of the Home Products Division in 1994, leading HP’s initial entry into the consumer market for home computing products; and GM of the PC Software Division. Mr. McKinney also serves on the boards of two non-profit organizations, Resource Area for Teaching (RAFT), and The American Leadership Forum of Silicon Valley (ALF). Mr. McKinney holds a B.S. and M.S. in Electrical Engineering from the University of Southern California. Mr. McKinney serves as a member of our Audit Committee and as a member of our Compensation Committee.

D. Scott Mercer.  Mr. Mercer has been a Director since June 2007. From May 2005 to November 2005, Mr. Mercer served as interim Chief Executive Officer of Adaptec, a provider of data storage solutions. From October 2001 to January 2004, Mr. Mercer served as Chief Financial Officer of Western Digital. He also held senior management and chief financial officer positions at Teralogic, Businessland, and LSI Logic and operating and financial roles at Dell Computer. Mr. Mercer also serves on the boards of Adaptec, Conexant, Palm, and Polycom. Mr. Mercer holds a Bachelor of Science degree in Accounting from California State Polytechnic University, Pomona. Mr. Mercer serves as a member of our Audit Committee and as a member of our Compensation Committee.

Dr. C.S. Park.  Dr. Park has been a Director since June 2004. Dr. Park was the Chief Executive Officer and Chairman of Maxtor Corporation, a company that manufactures hard drives and provides storage solutions, until it was acquired by Seagate Technology in May 2006. Prior to joining Maxtor in November 2004, he served as investment partner and senior advisor at H&Q Asia Pacific, a private equity firm, from April 2004 to September 2004, and as a managing director for the firm from November 2002 to March 2004. Dr. Park served as President and Chief Executive Officer of Hynix Semiconductor, Inc., a company that manufactures semiconductor products, from March 2000 to May 2002. Dr. Park served as President and Chief Executive Officer of Hynix Semiconductor America Inc., from September 1996 to February 2000. Dr. Park also previously served as President and Chief

Executive Officer of Maxtor from February 1995 to July 1996. Dr. Park also serves on the board of Seagate Technology, Ballard Power Systems Inc., a Canadian based public company in the fuel cells industry, and Computer Sciences Corporation, a publicly-traded leading global information technology services company. He holds a Doctorate in Business Administration from Nova Southeastern University, an M.B.A. from the University of Chicago and a B.A. from Yonsei University, South Korea. Dr. Park serves as a member of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee.

Mukesh Patel.  Mr. Patel has been a Director since April 2004. Mr. Patel is a Managing Director of Invati Capital LLC. Formerly, Mr. Patel served as President and Chief Executive Officer of Metta Technology, which he co-founded in 2004, until November 2006, when LSI Logic Corporation acquired it. He also served as Chief Executive Officer of Sparkolor Corporation, which Intel Corporation acquired in 2002. In addition, Mr. Patel co-founded SMART Modular, which Solectron acquired in 1999, serving at SMART Modular as Vice President and General Manager Memory Product Division from August 1995 to August 1998 and as Vice President, Engineering from February 1989 to July 1995. Prior to SMART Modular, Mr. Patel was employed in the semiconductor industry at Seeq Technology, Advanced Micro Devices and Samsung Semiconductor. Mr. Patel also serves on the board of AEHR Test Systems. He holds a B.S. in Electrical Engineering from Bombay University, India. Mr. Patel serves as a member of our Nominating and Corporate Governance Committee.

Clifton Thomas Weatherford.  Mr. Weatherford has been a Director since March 2005. Mr. Weatherford served as Executive Vice President and Chief Finance Officer of Business Objects, a provider of business intelligence software from September 1997 until his retirement in January 2003. With over 35 years of experience in global technology, Mr. Weatherford has held senior financial positions at NETCOM On-Line Communication Services, Logitech, Texas Instruments, Schulmberger, and Ungerman-Bass, Inc., a wholly owned subsidiary of Tandem Computers, in the United States, Europe and Japan. Mr. Weatherford also serves on the board and audit committee of each of Saba Software, Synplicity, Advanced Analogic Technologies, Mellanox Technologies, and Tesco Corporation. Mr. Weatherford holds a B.B.A. from the University of Houston. Mr. Weatherford serves as the Chairman of our Audit Committee and a member of our Nominating and Corporate Governance Committee.

There are no family relationships among any of our directors and named executive officers.

Board Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees to the Board of Directors set forth in this Proposal 1.

PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending August 29, 2008. We are asking you to ratify this appointment, although your ratification is not required. In the event of a majority vote against ratification, the Audit Committee may reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its shareholders’ best interests. A representative of KPMG LLP is expected to be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.

Set forth below are the aggregate fees incurred for the professional services provided by our independent registered public accounting firm, KPMG LLP, in fiscal 2007 and 2006.

	Fiscal Year
	2007	2006

Audit fees	$2,219,092	$1,173,000
Audit-related fees	164,050	625,625
Tax fees	—	—
Other fees	—	—

Audit fees consist of services rendered to us and our subsidiaries for the audit of our annual consolidated financial statements, reviews of our consolidated quarterly financial statements included in Form 10-Q filings, and services provided in connection with other statutory and regulatory filings or engagements. The fees include audit fees related to the audit of internal control over financial reporting under Sarbanes-Oxley Section 404.

Audit-related fees consist of fees billed for assurance-related services, namely the performance of the audit or review of our consolidated financial statements in connection with the filings of Forms S-1, S-1/A, S-3, S-3/A, S-3MEF, S-4/A, and S-8 are not reported under “Audit Fees.”

All services provided by KPMG LLP were pre-approved in accordance with the Audit Committee’s pre-approval policies.

Board Recommendation

Our Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm in this Proposal 2.

EXECUTIVE OFFICERS

In addition to Mr. MacKenzie, the following persons were executive officers of the Company as of fiscal year-end:

Name	Age	Position
Jack A. Pacheco	47	Senior Vice President and Chief Financial Officer
Mohana Krishnan	52	Senior Vice President of Worldwide Operations
Alan Marten	48	Senior Vice President and General Manager of Memory Business Unit
Wayne Eisenberg	49	Vice President of Worldwide Sales
Mike Rubino	55	Vice President of Engineering

Jack A. Pacheco.  Mr. Pacheco has served as our Chief Financial Officer and Vice President since April 2004. He was promoted to Senior Vice President in September 2006. In addition to his financial responsibilities, he oversees our information technology and business development activities. Prior to joining us, Mr. Pacheco served as Chief Financial Officer for Ignis Optics, Inc. from August 2001 to October 2003 and as San Jose General Manager at Bookham Technology, after it acquired Ignis Optics, Inc., from October 2003 to April 2004. After Solectron acquired SMART Modular in 1999, Mr. Pacheco served as the Chief Financial Officer of the Technology Solutions Business unit of Solectron until 2001. From 1994 to 1999, he served as SMART Modular’s Corporate Controller and Vice President of Finance. He holds an M.B.A. from Golden Gate University and a B.S. in Business Administration from Washington State University.

Mohana Krishnan.  Mr. Krishnan has served as Senior Vice President of Worldwide Operations since October 2007. Previously, he had held the positions of Vice President of Worldwide Operations since June 2006 and Vice President of Operations since October 2005. Prior to such time, Mr. Krishnan had been Vice President of Asia Pacific from April 2004. Mr. Krishnan is responsible for manufacturing sites worldwide, corporate quality, manufacturing systems and manufacturing engineering. Mr. Krishnan served as Vice President of Worldwide Operations for Force Computers whilst it was a subsidiary of Solectron. He joined SMART Modular in 1999 as the

General Manager of its Malaysia facility and has over 10 years of operations and general management experience with SMART and Solectron as well as 15 additional years of work experience with Texas Instruments. He holds a B.Sc. in Electronics Engineering from Brighton Polytechnic, U.K.

Alan Marten.  Mr. Marten has served as Senior Vice President and General Manager of our Memory Business Unit since October 2007. Previously, he served as Vice President and General Manager of our Memory Business Unit since April 2004 and held an equivalent position at SMART Modular from 1997. Mr. Marten is responsible for our product line management, business strategy, oversight and management of engineering, our largest customer, the advance packaging group as well as strategic planning and marketing efforts. Previously, Mr. Marten held the positions of SMART Modular’s Director of Sales from 1990 to 1994 and Vice President of Sales and Marketing from 1995 to 1997. Mr. Marten began his career at AMD as a financial analyst and a product-marketing manager and then joined Arrow Electronics where he served as Director of Product Management Semiconductor and Memory Products from 1987 to 1989. Mr. Marten holds a B.S. in Economics from Santa Clara University.

Wayne Eisenberg.  Mr. Eisenberg has served as our Vice President of Worldwide Sales since April 2004 and previously held an equivalent position at SMART Modular from 2002. Mr. Eisenberg is responsible for our global, strategic and general accounts. Between 1995 and 2002, Mr. Eisenberg held various positions with SMART Modular, including Vice President Sales, Director North American and European Sales, Director North American Sales, Director Western Area OEM Sales, and Director Channel Sales. Mr. Eisenberg has also held various positions at other high technology companies including Toshiba America CSD, GRiD Systems, Harris Corporation, Decision Data Computer Corporation and Monroe Systems. He holds a B.A. in Journalism with a minor in Business Administration from California State University at Chico.

Mike Rubino.  Mr. Rubino has served as our Vice President of Engineering since April 2004 and previously held an equivalent position at SMART Modular from 1999. Mr. Rubino is responsible for our memory product design, test development, documentation control, NPI, failure analysis, customer solution definition, BOM engineering, and new technology evaluation. Mr. Rubino has also held various positions at IBM, Burroughs Corp., Schenck Trebel Corp. and Grumman Aerospace. He holds a B.S. in Electrical Engineering from Rochester Institute of Technology and an M.S. in Electrical Engineering from Syracuse University.

EXECUTIVE OFFICER AND DIRECTOR COMPENSATION

Executive Officer Compensation

The following table sets forth compensation information for our chief executive officer, our chief financial and our three other executive officers who were our most highly compensated executive officers for the fiscal year ended August 31, 2007 (collectively, our “named executive officers”).

Summary Compensation Table

					Non-Equity
	Fiscal			Option	Incentive Plan	All Other
Name and Principal Position	Year	Salary ($)	Bonus ($)	Awards ($)(1)	Compensation ($)(2)	Compensation ($)(3)	Total ($)

Iain MacKenzie President and Chief Executive Officer	2007	$348,462	—	$493,586	$344,750	$19,020	$1,205,818
Jack A. Pacheco Senior Vice President and Chief Financial Officer	2007	$246,374	$42,000	$314,051	$272,500	$17,279	$892,204
Mohana Krishnan Senior Vice President, Worldwide Operations	2007	$190,681(4)	—	$163,987	$222,567	$15,227	$592,462
Alan Marten Senior Vice President and General Manager, Memory Business Unit	2007	$192,738	—	$169,022	$211,075	$14,954	$587,789
Wayne Eisenberg Vice President, Worldwide Sales	2007	$189,318	—	$152,590	$197,550	$14,320	$553,778

(1)	This column represents the dollar amount recognized for financial statement reporting purposes for fiscal year 2007 for stock option awards granted to each of the named executive officers in fiscal year 2007 as well as prior fiscal years, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock option awards were forfeited by any of the named executive officers in fiscal year 2007. For additional information, see Note 1(p) of our financial statements in the Form 10-K for the year ended August 31, 2007, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2007, see the notes in our financial statements in the Form 10-K for the respective year. See the Grants of Plan-Based Awards Table for information on stock option awards granted in fiscal year 2007.

(2)	These amounts were paid in fiscal 2008 for performance during fiscal 2007. See the description of our incentive plan below.

(3)	Amounts in this column consist of the following items for Messrs. MacKenzie, Pacheco, Marten, and Eisenberg: 401(k) match of $12,578, $10,960, $11,346, and $10,480, respectively; life, accidental death and dismemberment, and disability insurance premiums; annual physical exams; and reimbursed financial consulting expenses. For Mr. Krishnan, $10,773 of all other compensation represents vehicle and other transportation expenses, and the remaining portion represents medical expenses.

(4)	Salary includes $15,255, which represents a “13th month” salary that is statutorily required to be paid to individuals employed in Malaysia.

Grants of Plan-Based Awards

The following table shows equity and non-equity awards granted to the named executive officers during the fiscal year ended August 31, 2007.

					All Other
					Option Awards:
					Number of		Full Grant Date
		Estimated Potential Payouts Under			Securities	Exercise Price	Fair Value
	Grant	Non-Equity Incentive Plan Awards			Underlying	of Option	of Equity
Name	Date	Threshold ($)(1)	Target ($)	Maximum ($)	Options(2)	Awards ($/sh)	Awards ($)(3)

Iain MacKenzie	9/26/06	—	—	—	150,000	$9.97	$1,062,315
		$175,000	$350,000	$525,000	—	—	—
Jack A. Pacheco	9/26/06	—	—	—	85,000	$9.97	$601,979
		$125,000	$250,000	$375,000	—	—	—
Mohana Krishnan	9/26/06	—	—	—	60,000	$9.97	$424,926
		$92,500	$185,000	$277,500	—	—	—
Alan Marten	9/26/06	—	—	—	60,000	$9.97	$424,926
		$97,500	$195,000	$292,500	—	—	—
Wayne Eisenberg	9/26/06	—	—	—	50,000	$9.97	$354,105
		$95,000	$190,000	$285,000	—	—	—

(1)	A 75% threshold performance level must be met before a 50% cash payout would occur. For additional details, see Cash Incentive section of the Compensation Discussion and Analysis.

(2)	The options become vested and exercisable on a monthly basis over a four-year period.

(3)	This column represents the “fair value” as of the grant date determined pursuant to FAS 123R for accounting purposes. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock option awards were forfeited by any of the named executive officers in fiscal year 2007. For additional information, see Note 1(p) of our financial statements in the Form 10-K for the year ended August 31, 2007, as filed with the SEC.

Non-Equity (Cash) Incentive Plan

Our non-equity incentive plan is described in the Cash Incentives section of the Compensation Discussion and Analysis.

Outstanding Equity Awards at 2007 Fiscal Year-End

The following table provides information on the holdings of stock options by the named executive officers at August 31, 2007. This table includes unexercised and unvested option awards. Each equity grant is shown separately for each named executive officer. Other than stock options, there are no types of stock awards outstanding.

	Option Awards
		Number of	Number of
		Securities	Securities
		Underlying	Underlying
		Unexercised	Unexercised	Option	Option
	Grant	Options (#)	Options (#)	Exercise	Expiration
Name	Date(1)	Exercisable	Unexercisable	Price ($)	Date

Iain MacKenzie	9/26/06	34,375	115,625	$9.97	9/26/16
	9/01/05	122,166	122,166	$2.09	9/01/15
	6/14/04	455,002	178,159	$0.17	6/14/14
Jack A. Pacheco	9/26/06	19,479	65,521	$9.97	9/26/16
	9/15/05	95,832	104,168	$4.71	9/15/15
	6/14/04	150,800	71,264	$0.17	6/14/14
Mohana Krishnan	9/26/06	13,750	46,250	$9.97	9/26/16
	9/15/05	35,937	39,063	$4.71	9/15/15
	6/14/04	12,375	15,625	$0.17	6/14/14
Alan Marten	9/26/06	13,750	46,250	$9.97	9/26/16
	9/15/05	16,705	42,071	$4.71	9/15/15
	6/14/04	76,713	59,047	$0.17	6/14/14
Wayne Eisenberg	9/26/06	11,458	38,542	$9.97	9/26/16
	9/15/05	16,705	42,071	$4.71	9/15/15
	6/14/04	144,378	59,047	$0.17	6/14/14

(1)	June 14, 2004 stock option grant vests 1/4 on the 1st anniversary and thereafter 1/48th per month over the following 36 months; all subsequent stock option grants vest at a rate of 1/48th per month over 48 months.

Option Exercises During Fiscal Year 2007

The following table provides information on the exercise of stock options by the named executive officers during the fiscal year ended August 31, 2007. Other than stock options, there were no shares acquired on vesting of any other types of stock awards.

	Number of Shares	Value Realized on
Name	Acquired on Exercise (#)	Exercise ($)

Iain MacKenzie	222,000	$2,708,103
Jack A. Pacheco	120,000	$1,464,230
Mohana Krishnan	47,000	$590,955
Alan Marten	87,000	$978,375
Wayne Eisenberg	82,000	$928,053

(1)	Represents the aggregate of all options exercised, using the sale price on the exercise date of an option minus the applicable exercise price of the option.

Potential Payments Upon Termination or Change-in-Control

Under an employment arrangement with the CEO, we are obligated to provide severance benefits if he is terminated without “cause” or resigns for “good reason” (as those terms are defined in his employment offer letter). If the CEO is terminated without cause or resigns for good reason, in exchange for a release of claims, he will receive payments equal to 12 months of base salary and one times his annual target cash incentive, and will be provided with 12 months of health benefits. The potential aggregate cost of severance benefits payable to the CEO is approximately $906,000, which is based on 12 months of current base salary ($450,000), annual target cash incentive ($450,000), and health benefits ($6,000).

Director Compensation

Our non-employee independent directors are entitled to receive a $25,000 annual fee, a $3,000 annual fee per committee on which a non-employee independent director serves (except for the audit committee, in which case it is $5,000), a $6,000 annual fee per committee on which a non-employee independent director serves as the chairperson (except for the audit committee, in which case it is $20,000), and $1,000 for each board meeting attended (except for telephonic and committee meetings). In addition, our policy is to grant an option to purchase 50,000 ordinary shares to each non-employee independent director upon first joining the board and an option to purchase 10,000 additional ordinary shares annually. Mr. Patel has waived any right to receive director equity compensation.

Employee directors do not receive any additional compensation for service on our Board of Directors. Mr. MacKenzie is the only director who is also an employee of the Company and, accordingly, he did not receive any additional compensation for his service on our Board of Directors.

The following table provides summary information concerning cash and equity compensation we paid to non-employee directors serving at any time during fiscal year 2007.

	Fees Earned or	Option	All Other
Name	Paid in Cash ($)	Awards ($)(1)(2)	Compensation ($)(4)	Total ($)

Ajay Shah	—	—	—	—
Dipanjan Deb	—	—	—	—
Eugene Frantz	—	—	—	—
John Marren(3)	—	—	—	—
Harry W. (Webb) McKinney	$4,125	$37,952	—	$42,077
D. Scott Mercer	—	$23,947	—	$23,947
Dr. C.S. Park	$38,375	$44,165	$1,000	$83,540
Mukesh Patel	$11,375	—	$1,000	$12,375
Ezra Perlman(3)	—	—	—	—
Clifton Thomas Weatherford	$53,000	$59,982	$1,000	$113,982

(1)	This column represents the dollar amount recognized for financial statement reporting purposes for fiscal year 2007 for stock option awards granted to each of the directors in fiscal year 2007 as well as prior fiscal years, in accordance with FAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. No stock option awards were forfeited by any of the directors in fiscal year 2007. For additional information, see Note 1(p) of our financial statements in the Form 10-K for the year ended August 31, 2007, as filed with the SEC. For information on the valuation assumptions for grants made prior to fiscal year 2007, see the notes in our financial statements in the Form 10-K for the respective year.

(2)	As of August 31, 2007, each of the directors held the following aggregate number of stock options: Mr. McKinney — 50,000; Mr. Mercer — 50,000; Dr. Park — 56,000; and Mr. Weatherford — 70,000. Messrs. Shah, Deb, Frantz, Marren, Patel and Perlman did not hold any stock options.

(3)	Mr. Marren resigned on April 20, 2007 and Mr. Perlman resigned on June 5, 2007.

(4)	The Board approved a special payment of $1,000 to each independent director who attended the annual shareholders’ meeting held in fiscal 2007. Messrs. Park, Patel and Weatherford recused themselves from voting on this matter.

Equity Compensation Plan Information

This table summarizes our equity plan information as of August 31, 2007.

Number of
	Securities to be		Number of
	Issued Upon		Securities
	Exercise of	Weighted Average	Available for
	Outstanding	Exercise Price of	Future Issuance
	Options, Warrants	Outstanding	Under Equity
	and Rights at	Options, Warrants	Compensation Plan
	Fiscal Year-End	and Rights at	at Fiscal Year-End
Plan Category	(000’s)	Fiscal Year-End	(000’s)

Equity compensation plan approved by shareholders(1)	6,138	$4.63	2,170
Equity compensation plan not approved by shareholders	—	—	—
Total	6,138	$4.63	2,170

(1)	Represents our Amended and Restated Stock Incentive Plan. The number of ordinary shares available under our Amended and Restated Stock Incentive Plan automatically increases each year, beginning in fiscal 2007 through fiscal 2017, by an amount equal to the lesser of (i) 2,500,000 ordinary shares, (ii) 3% of the number of ordinary shares outstanding on the date of the increase, or (iii) an amount determined by the Board of Directors.

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis addresses the following topics with respect to executive officer (including named executive officer or “NEO”) compensation processes and decisions:

•	Governance of Executive Officer Compensation Program

•	Executive Compensation Philosophy and Framework

•	Evaluation of Executive Officer Compensation

•	Other Considerations

Governance of Executive Officer Compensation Program

Our executive officer compensation program is generally administered by our Compensation Committee, which reports our Board of Directors. Operating under its charter, the Compensation Committee discusses and evaluates executive officer compensation, benefit plans, and related matters. Annual evaluations include a review of external market compensation comparisons relative to its peers and other comparable companies, executive base salaries, cash incentives and long-term equity awards. The Compensation Committee recommends to the Board for approval, all forms of compensation for our executive officers.

Role of Management.  In carrying out its responsibilities, the Compensation Committee asks the CEO to provide information on company and individual performance, market data, and management’s perspective and recommendations on compensation matters. The Compensation Committee believes it is important to consider the CEO’s input, particularly on individual performance as well as expected contribution and future potential of the senior executives because of his daily interaction with his direct reports. The CEO may recommend changes in base salaries, target cash incentives, and annual stock option grants for senior executives (other than the CEO), but the Compensation Committee makes all final recommendations on compensation matters to the Board. The CEO also recommends to the Board for approval the annual operating plan, which includes corporate performance objectives and financial goals for the year. As discussed further below, the Company’s quarterly and annual performance for purposes of calculating quarterly and annual bonuses is determined by comparing actual results to the Board-approved annual operating plan.

Role of the Compensation Consultant.  Compensia reports to and is accountable to the Compensation Committee. Compensia provides advice, information and recommendations relating to the evaluation of executive compensation, including base salary, cash incentive and equity incentive levels and program structures for our executive officers relative to the Company’s competitors. In addition, Compensia assists the Compensation Committee with the development of a peer group and the design and refinement of the Company’s compensation philosophy. In the course of its work, Compensia interacts with management to understand existing company programs and policies, collect current pay program data, review competitive compensation data, obtain feedback on industry trends and best practices, and solicit input on the Compensation Discussion and Analysis disclosure. Compensia does not provide, and has not been retained to provide, any services to the Company outside of the work assigned by the Compensation Committee.

Executive Compensation Philosophy and Objectives

Compensation Philosophy

Our executive compensation philosophy is to make our total cash compensation (base salary and target cash incentives) competitive with the companies in our peer group. Our executive compensation philosophy is designed to offer the opportunity to earn relatively high rewards based on performance, while providing relatively low guaranteed compensation levels. The application of our philosophy to particular aspects of our executive compensation program continues to evolve as a result of our initial public offering in fiscal 2006 and our growth and maturation as a public company. Historically, we have paid salaries to our executives that were less than salaries paid to executives of comparable-sized public companies. The low salaries were offset by cash incentives that we felt were competitive with market practices and equity awards that had potential for significant value if the executives were successful in leading the Company to and beyond the initial public offering.

Since our initial public offering, we have been adjusting our executive compensation model to better support SMART as a public company. As discussed in greater detail below, base salaries were increased to fall generally on the low end of the competitive range (instead of below it) and target cash incentives were adjusted to better align them with public company practices. We continue to believe that the opportunity to share in the creation of shareholder value through equity compensation is critical for retaining our executive talent and for providing appropriate incentives to drive company performance. We believe that shareholder value is the best measure of long-term success, and therefore we grant stock options, which will not have any value unless our stock price increases.

Compensation Objectives

Consistent with our pay-for-performance philosophy, our executive compensation program is designed around four primary objectives:

1. Maintain low levels of guaranteed compensation relative to comparable-sized companies.

2. Motivate operational performance against our annual operating plan.

3. Share appreciation in shareholder value through equity that increase in value as our stock price rises.

4. Provide competitive health and welfare programs to assist in cases of catastrophic events, such as death, disability or illness.

To support this philosophical framework, we provide a mix of compensation elements that emphasizes cash incentives and long-term equity incentives.

Compensation Mix

The primary elements of the Company’s executive officer compensation program are base salary, quarterly and annual cash incentives, and stock option awards. These elements are discussed below in greater detail under “Evaluation of Executive Officer Compensation.” We also provide health and welfare benefits to our executive officers on substantially similar terms and conditions as provided to most Company employees. In addition, an employment arrangement with the CEO provides for severance protection. Additional detail on these topics can be found in the tables and associated narrative disclosures beginning on page 21.

For fiscal 2007, cash compensation, comprised of base salary (which accounted for 22%) and quarterly and annual cash incentives (which accounted for 24%), represented approximately 46% of total compensation paid to our executive officers. Stock option awards made in September 2006 accounted for the remaining 54% of the executives’ total compensation (includes base salary, cash incentives and stock option awards, but excludes benefits, payroll taxes, and other arrangements).

Stock option awards are valued using the Black-Scholes method. We believe the highly variable nature of our executive compensation program, with over 70% of total compensation “at risk” and a majority of it based on equity, aligns our executive compensation program with the performance of individuals and the Company as a whole.

Target Positioning

The Company does not set pay levels based on specific competitive levels, but as discussed earlier, we generally expect base salaries to fall at the lower end of the competitive range and that significant cash and equity incentives will combine to create a competitive total compensation package. Actual pay to individual executives is determined using the following factors, the first three of which are weighed more heavily:

•	Company and individual performance

•	Scope of the executive officer’s role

•	Individual executive officer experience

•	Individual executive officer qualifications

•	Competitive compensation data from a comparable group of companies

Benchmarking

In August 2007, the Compensation Committee retained Compensia to conduct a market assessment of executive compensation. To assess the competitiveness of our executive compensation program and levels, the Compensation Committee developed, with Compensia’s assistance, a peer group of 17 companies. This peer group, intended to represent companies with technology product manufacturing operations and a similar financial profile to the Company, was developed using the following criteria:

•	U.S. headquartered (nationally)

•	Publicly traded

•	Industry focus:

•	Electronic manufacturing services (EMS)

•	Semiconductors (with manufacturing operations)

•	Semiconductor equipment

•	Network equipment

•	Electronics

•	Market capitalization between $500 million and $1.5 billion

•	Revenue for the most recent four quarters between $200 million and $2 billion

•	Price: Revenue multiple less than 2.0

The 17 companies included in the benchmarking study were:

• AMIS Holdings	• Intermec	• RF Micro Devices
• Black Box	• Mattson Technology	• Skyworks Solutions
• Brooks Automation	• NetGear	• STEC
• Coherent	• Plantronics	• TriQuint Semiconductor
• Conexant Systems	• Plexus	• TTM Technologies
• Cubic	• Powerwave

Compared to these companies, SMART is at the top end of the range in terms of annual revenue and net income for the most recent four quarters reported ( ~75th percentile), and at the low end of the range in terms of market capitalization (<25th percentile).

Evaluation of Executive Officer Compensation

Elements of Executive Compensation.  Our executive compensation program has four primary elements:

•	Base salary

•	Quarterly and annual cash incentives

•	Long-term equity consisting of stock options

•	Health and welfare benefits and limited perquisites

What Each Compensation Element is Designed to Reward and How It Relates to the Objectives:  Each pay element is designed to reward different results as shown below:

Compensation Element	Designed to Reward	Relationship to the Objective

Base Salary	Experience, knowledge of SMART and industry, dedication to assigned job, and performance by the executive on behalf of SMART	Provide competitive pay to attract and retain talented executives

Variable Pay	Success in financial and operational goals From time to time to improve specific strategic and operating objectives (e.g., measure and improve product quality)	Motivate and reward executives to achieve annual business objectives Provide competitive pay to attract and retain talented executives

Long-term Equity Incentives	Increasing shareholder value by achieving strategic goals of revenue growth and margin increase along with other long-term goals	Align the executives’ interests with long-term shareholder interests Provide competitive pay to attract and retain talented executives

Benefits and Other Perquisites	Initial and continued employment by the executive	Provide competitive pay to attract and retain talented executives

Base Salary

As discussed earlier, prior to our initial public offering in fiscal 2006, as a private company, our practice had been to hold executive salaries low relative to comparable-sized companies. During fiscal 2007, we initiated a process of bringing executive base salaries into better alignment with the competitive range for public companies. Average salary increases of 13% were awarded to executives, with individual increases of 5% to 23%. The final decisions on base salary reflect many inputs, including increased responsibilities as a result of being a public company, promotions to more senior organizational levels, individual performance over the prior year, and competitive pay levels among peer group companies.

Our CEO’s base salary is the highest because he has the central management role, which is consistent with our review of market practice. Our CFO’s base salary is generally higher than other executive officers because of the importance of retaining consistency and quality financial expertise as a public company, although in other aspects of compensation, our executive officers’ compensation may be similar. The base salaries of other executives are determined based upon their overall duties and responsibilities with the Company, their experience and qualifications, and the competitive marketplace for their role.

As a result of the review of market practice with Compensia, and as our compensation philosophy evolves to meet the needs of SMART as a public company, in October 2007 for fiscal 2008, we increased base salaries on average by 26%, with individual increases from 16% to 30%, over those reported for fiscal 2007 in the Summary Compensation Table, but reduced the targeted cash incentive percentage for each executive officer by 15% (except for the CEO) to increase the weight of base salary in the total compensation mix, while generally maintaining base pay at the lower end of the competitive range. The Compensation Committee expects to continue to utilize the competitive data provided by Compensia, along with assessing individual performance and contributions, to determine appropriate salary increases on an annual basis.

Cash Incentives

The Company’s executive officers are eligible to participate in our cash incentive program, which is designed to reward individual performance for overall company performance against our annual operating plan on a quarterly and annual basis. The program provides for 50% of cash incentives to be paid based on quarterly performance (“Payout%”), and 50% to be paid based on annual performance. The performance measurement process is comprised of two components.

First, the cash incentive pool percentage for each performance period is calculated:

•	80% of the potential pool based on the Company’s earning before interest and taxes (“EBIT”) performance against the annual operating plan for the relevant quarter or year, and

•	20% of the potential pool is based on material margin (gross margin plus manufacturing costs plus inventory adjustments) performance against the annual operating plan for the relevant quarter or year.

Second, the payout percentage is determined based on EBIT for the performance period. We must achieve a threshold level of 75% performance against the applicable quarterly or annual operating plan before any cash incentive is earned. Once the threshold level of performance is achieved, the cash incentive potentially earned varies from 50% to 100% when the performance level ranges from 75% to 100%. If the performance level exceeds 100%, then the cash incentive potentially earned is equal to our EBIT performance as a percentage of the annual operating plan, up to a maximum of 150%. (For instance, if we achieve EBIT equal to 110% of the annual operating plan, then the payout percentage is typically 110%.) For each performance period, the formula for calculating cash incentives is:

Target Cash Incentive for the Period * Cash Incentive Pool % * Payout % = Cash Incentive

The Board approves the annual operating plan before the beginning of each fiscal year, or as soon as practicable thereafter. The Board also approves the quarterly and annual cash incentive payout percentage that the Company may pay as well as the cash incentive percentage to be paid to the CEO, who has the discretion to pay the other NEOs up to 150% of their target cash incentive, based on individual performance and if the threshold level achieved is 100% or more. We pay executives 50% of the cash incentive on a quarterly basis and the remaining 50% of each quarter’s performance is reserved for payment until after the end of the fiscal year, provided that the annual operating plan and individual performance objectives are met. Executives must be actively employed on the date the cash incentive is calculated to receive payment for the applicable quarterly or annual cash incentive. The performance measurement is derived from the financial measures reported in our quarterly and annual filings, and we have not implemented a policy to recoup cash incentives in the event of a future restatement of financial results.

The target cash incentive as a percentage of base salary for each of the NEOs for fiscal 2007 was 100%.

For fiscal 2007, the NEOs earned aggregate cash incentives equal to 104% of the target amount. For each of the five performance periods, the cash incentives earned (as a percentage of the target) were as follows:

Cash Incentives Earned
Performance Period	as a % of Target

Q1 2007	121%
Q2 2007	127%
Q3 2007	120%
Q4 2007	50%
FY 2007	104%

As a result of the most recent review of our compensation practices, for fiscal 2008, the Compensation Committee adjusted (i) target cash compensation to set target earnings potential for executives to fall, on average, within the middle of the competitive range compared to the peer group companies, and reduced target cash incentives as a percentage of base salary by 15% (except for the CEO), and (ii) the cash incentive pool percentage to be based solely on EBIT.

Equity Compensation

As discussed in our compensation philosophy, stock options are the only type of equity award we currently grant. We believe that stock options provide long-term incentives that will aid in retaining executive talent by providing opportunities to be compensated through the Company’s performance and rewarding executives for creating shareholder value. In determining individual stock option awards, we consider many factors, the first two of which are most important:

•	Individual performance

•	Company performance

•	Role of the individual

•	Organizational criticality

•	Competitive market practices

•	Unvested equity position

Our CEO receives a significantly higher number of stock options than our other executives for its retentive effect and because we believe that he has the most direct impact on meeting our corporate performance objectives. Stock options have exercise prices equal to the closing stock price on the date of grant; therefore, the options only have value if our stock price increases. Annual stock options grants vest in equal monthly installments over four years to increase their retentive impact. Stock options granted to executives in fiscal 2007 are listed in the table on page 15.

Benefits and Perquisites

We provide our executive officers with a health and welfare benefit program and an opportunity to participate in a 401(k) profit sharing plan, which offers employer matching of employee contributions of up to 4%. Participation by executive officers in these plans is on substantially the same terms and conditions as participation by our U.S. employees. We also provide limited additional benefits to our executive officers, which include higher life insurance coverage, higher disability insurance coverage, annual physical exams, and financial counseling services. We believe these additional benefits are appropriate because of market practice and the importance of focused executives on the operations of our business.

Post-Employment Obligations

As disclosed under Post-Employment Arrangements in this proxy statement, we are obligated to provide severance benefits if the CEO is terminated without cause or resigns for good reason, in which case, he will receive payments equal to 12 months of base salary and one times his annual target cash incentive, and will be provided with

12 months of health benefits. The Compensation Committee believes this arrangement sustains the CEO’s continued attention and dedication of the CEO to his assigned duties, and thus helps ensure the best interests of shareholders. None of the other executives has an employment arrangement providing for severance benefits. For additional details of the employment arrangement with the CEO and its potential costs, see the disclosure under Post-Employment Arrangements.

Other Considerations

Tax and Accounting Considerations

We have not adopted a policy that all compensation must qualify as deductible. However, we generally intend to maximize the deductibility of executive compensation so long as the deductibility is compatible with the objectives of our compensation policies, including retention of high-performing individuals and maintaining competitive compensation. For example, Section 162(m) of the Internal Revenue Code limits our tax deductibility of compensation in excess of $1 million paid to our CEO or certain other highly compensated executive officers, unless the compensation is “performance-based” as defined by the Internal Revenue Code. No executive officer was paid in excess of $1 million in fiscal 2007. In evaluating executive officer compensation, the Compensation Committee considered the accounting impact of stock options.

Equity Grant Practices

The Board approves annual equity grants to executive officers during its regularly scheduled Board meeting in the first quarter of each fiscal year, typically during a blackout period. The exercise price of the equity grant is equal to the closing price of the Company’s stock on the date of grant.

REPORT OF THE COMPENSATION COMMITTEE

The following Report of the Compensation Committee of the Board of Directors shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that we specifically incorporate it by reference into such filing.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this proxy statement. Based upon this review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement.

Members of the Compensation Committee

Ajay Shah, Chairman
Harry W. (Webb) McKinney
D. Scott Mercer
Dr. Chong Sup Park

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Agreements with Our Principal Investors

We have entered into certain agreements with TPG, Francisco Partners and Shah Capital Partners, which collectively own substantially all of our issued and outstanding ordinary shares.

Shareholders’ Agreement

We, TPG, Francisco Partners and Shah Capital Partners and certain other shareholders are parties to a shareholders’ agreement. The shareholders’ agreement covers matters of corporate governance, restrictions on transfer of our securities and information rights.

Corporate Governance.  The shareholders’ agreement provides that so long as they hold at least 10% of our outstanding shares, each of TPG and Francisco Partners may nominate two members of our board of directors; that as long as they hold at least 5% of our outstanding shares, each of TPG, Francisco Partners and Shah Capital Partners may nominate one member of our board of directors; that the principal investors have the right to nominate jointly with our President or Chief Executive Officer (who shall also serve as a member of the board of directors during his employment with us) three other directors to our board; and that the parties to the shareholders’ agreement will vote their ordinary shares to elect the persons so nominated to our board of directors. Mr. Shah was nominated by Shah Capital Partners, Mr. Frantz was nominated by TPG, and Mr. Deb was nominated by Francisco Partners. In addition, Messrs. McKinney, Mercer, Park, Patel and Weatherford, each of whom are independent in accordance with applicable NASDAQ and SEC rules, were nominated jointly by our principal investors and our chief executive officer. These rights of our principal investors do not affect the rights of our other shareholders, under our articles of association, to nominate our directors. In addition, each of TPG, Francisco Partners and Shah Capital Partners have the right, voting collectively, to nominate our chief executive officer and have agreed not to vote their ordinary shares for any amendment to our memorandum and articles of association unless the other principal investors also approve of such amendment.

The shareholders’ agreement and our articles of association also provide that we may not take certain significant actions without the approval of TPG, Francisco Partners and Shah Capital Partners, acting collectively, as long as they own in the aggregate at least 25% of our outstanding ordinary shares. These actions include:

•	mergers, acquisitions or certain sales of assets;

•	any liquidation, dissolution or bankruptcy;

•	issuances of securities;

•	determination of compensation and benefits for our chief executive officer, president and chief financial officer;

•	appointment or dismissal of any of the chairman of our board of directors, chief executive officer, president, chief financial officer or any other executive officer in any similar capacity;

•	amendments to the shareholders’ agreement or exercise or waiver of rights under the shareholder’s agreement;

•	any increase or decrease in the number of directors that comprise our board of directors;

•	the declaration of dividends or other distributions or the recapitalization, reclassification, redemption, repurchase or other acquisition of any of our subsidiaries’ securities; any incurrence or refinancing of indebtedness in excess of $10.0 million;

•	approval of our business plan, budget and strategy; and

•	modification of our long-term business strategy, the scope of our business or any of our material customer relationships.

In addition, the shareholders’ agreement provides that so long as TPG, Francisco Partners and Shah Capital Partners own in the aggregate at least 25% of our outstanding ordinary shares we may not enter into certain related party transactions without the consent of each of TPG, Francisco Partners and Shah Capital Partners.

All of the provisions of the shareholders’ agreement are expressly subject to any requirements as to governance imposed by rules of the SEC and of any exchange on which our securities are listed.

Information Rights.  So long as each of TPG, Francisco Partners and Shah Capital Partners hold at least 5% of our outstanding ordinary shares, each has the right to receive from us financial information, monthly management reports, reports from our independent public accountants and such additional information regarding our financial position or business as it reasonably requests.

Registration Rights

Demand Registration.  The shareholders’ agreement provides that at the request of TPG, Francisco Partners and Shah Capital Partners, acting collectively or individually, we can be required to effect, at our expense, additional registration statements, or demand registrations, registering the securities held by such shareholders. We are required to pay the registration expenses in connection with each demand registration. We may decline to honor any of these demand registrations if the aggregate gross proceeds expected to be received does not equal or exceed $5.0 million or if we have effected a demand registration within the preceding six-month period. If a demand registration is underwritten and the managing underwriter advises us that the number of securities offered to the public needs to be reduced, priority of inclusion in the demand registration shall be such that first priority shall be given to TPG, Francisco Partners and Shah Capital Partners and their respective permitted transferees.

Incidental Registration.  In addition to our obligations with respect to demand registrations, if we propose to register any of our securities, other than a registration on Form S-8 or S-4 or successor forms to these forms, whether or not such registration is for our own account, the parties to the shareholders’ agreement, including TPG, Francisco Partners and Shah Capital Partners will have the opportunity to participate in such registration. Expenses relating to these “incidental registrations” are required to be paid by us.

If an incidental registration is underwritten and the managing underwriter advises us that the number of securities offered to the public needs to be reduced, priority of inclusion shall be such that first priority shall be given to us and second priority shall be given to TPG, Francisco Partners and Shah Capital Partners and their respective permitted transferees. We and the shareholders selling securities under a registration statement are required to enter into customary indemnification and contribution arrangements with respect to each registration statement.

Advisory Agreements with TPG, Francisco Partners and Shah Capital Partners

In April 2004, we entered into advisory agreements with entities affiliated with each of TPG, Francisco Partners and Shah Capital Partners, pursuant to which such advisors may provide financial, advisory and consulting services to us and our affiliates. These services have in the past included and may in the future include: executive and management services; identification, support and analysis of acquisitions and dispositions by us or our subsidiaries; support and analysis of financing alternatives; finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements; human resource functions, including searching for and hiring of executives; and other services for us or our affiliates upon which our board of directors and each of these advisors may agree.

Specific services provided by each of these advisors to date have included, among others, the design of our equity capital structure and assistance with analysis of our structure for tax purposes, analyzing various financing alternatives, assistance in the identification and appointment of our directors, creation of our employee stock incentive plan and negotiation of certain employment agreements. On July 1, 2005, we executed an amendment to its advisory agreement with the entity affiliated with Shah Capital Partners, increasing the annual management fees to $1.0 million, and the aggregate annual management fee to all advisors to $3.0 million.

On February 8, 2006, we used $9.0 million of the proceeds from our initial public offering and made a one-time payment, which was expensed during the second quarter of fiscal 2006, to terminate the annual fees payable under our advisory service agreements with the entities affiliated with each of the three advisors. In addition to the termination fee, we incurred approximately $1.3 and $2.6 million in management fees pursuant to the advisory service agreements for the fiscal years ended August 25, 2006 and August 26, 2005, respectively.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee of the Board of Directors shall not be deemed to be “soliciting material” or “filed” with the SEC or incorporated by reference into any future filing under the Securities Act of 1933 (the “Securities Act”) or the Securities Exchange Act of 1934 (the “Exchange Act”), each as amended, except to the extent that we specifically incorporate it by reference into such filing.

The Audit Committee (the “Committee”) serves in an oversight capacity and is not intended to be part of SMART Modular’s operational or managerial decision-making process. SMART Modular’s management is responsible for preparing the consolidated financial statements, and its independent registered public accounting firm, KPMG LLP, is responsible for auditing those statements. The Committee’s principal purpose is to monitor these processes. The key responsibilities of the Committee are set forth in our charter, which is available on our website at www.smartm.com. The Committee is currently composed of three directors.

The Committee regularly met and held discussions with management and KPMG LLP in fiscal 2007. Management represented to us that SMART Modular’s consolidated financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis, and we have reviewed and discussed the quarterly and annual earnings press releases and audited consolidated financial statements with management and KPMG LLP. We also discussed with KPMG LLP matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as amended, and Rule 2-07 (Communication with Audit Committees) of Regulation S-X.

The Committee has discussed with KPMG LLP its independence from SMART Modular and its management, including the matters, if any, in the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Committee also considered whether KPMG LLP’s provision of audit and non-audit services to SMART Modular by KPMG LLP is compatible with maintaining the independence of KPMG LLP from the Company.

The Committee discussed with KPMG LLP the overall scope and plans for its audit. The Committee meets with KPMG LLP, with and without management present, to discuss the results of its examinations, its evaluation of the Company’s internal controls and the overall quality of the Company’s financial reporting. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent audit firm. The Company obtains these services from other service providers as needed.

Based on the reviews and discussions referred to above, we recommended to our Board of Directors, and our Board of Directors approved, that the audited financial statements be included in SMART Modular’s Annual Report on Form 10-K for the year ended August 31, 2007, for filing with the SEC.

We have appointed KPMG LLP as SMART Modular’s independent auditors for fiscal 2008.

Members of the Audit Committee

Clifton Thomas Weatherford, Chairman
Harry W. (Webb) McKinney
D. Scott Mercer

The foregoing report has been furnished by the Audit Committee of the Board of Directors of SMART Modular Technologies (WWH), Inc.

OTHER MATTERS

We know of no other matters to be submitted to the meeting. If any other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Company or the Company’s Board of Directors may recommend.

BY ORDER OF THE BOARD OF DIRECTORS

Ann T. Nguyen
General Counsel and Corporate Secretary

December 14, 2007

ADMISSION TICKET

SMART Modular Technologies (WWH), Inc.
2008 Annual General Meeting of Shareholders

January 16, 2008
10:00 a.m. (PST)
Hilton Newark/Fremont
39900 Balentine Drive
Newark, California 94560

SMART MODULAR TECHNOLOGIES (WWH), INC.
ATTN: INVESTOR RELATIONS
4211 STARBOARD DRIVE
FREMONT, CALIFORNIA 94538
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SMART Modular Technologies (WWH), Inc., c/o Georgeson, 219 Murray Hill Parkway, East Rutherford, NJ 07073, Attn: Art Crolle.
SHAREHOLDERS ARE URGED TO DATE, MARK, SIGN AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES.
TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

SMART Modular Technologies (WWH), Inc.

1.	ELECTION OF DIRECTORS	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee, mark “For All Except” and write the nominee’s number on the line below.

	Nominees: 01) Iain MacKenzie, 02) Ajay Shah, 03) Eugene Frantz, 04) Harry W. (Webb) McKinney, 05) Dipanjan Deb, 06) D. Scott Mercer, 07) Dr. C.S. Park, 08) Mukesh Patel, 09) Clifton Thomas Weatherford	¡	¡	¡

Vote On Proposals		For	Against	Abstain

2.	PROPOSAL TO RATIFY THE SELECTION OF KPMG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE FISCAL YEAR ENDING AUGUST 29, 2008	¡	¡	¡
In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof.
Please sign exactly as the name or names appear on stock certificate (as indicated hereon). If the shares are issued in the names of two or more persons, all such persons should sign the proxy. A proxy executed by a corporation should be signed in its name by its authorized officers. Executors, administrators, trustees and partners should indicate their positions when signing.

				Yes	No

		Please indicate if you plan to attend this meeting		¡	¡

Signature [PLEASE SIGN WITHIN BOX]	Date

		Signature (Joint Owners)	Date

SMART MODULAR TECHNOLOGIES (WWH), INC.
PROXY FOR 2008 ANNUAL GENERAL MEETING OF SHAREHOLDERS
JANUARY 16, 2008
The undersigned hereby appoints IAIN MACKENZIE, JACK A. PACHECO, and ANN T. NGUYEN, or any of them, each with power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of SMART Modular Technologies (WWH), Inc., to be held on January 16, 2008, at 10:00 a.m. (PST) in the Hilton Newark/Fremont, 39900 Balentine Drive, Newark, California 94560, and any adjournment thereof, and to vote the number of shares the undersigned would be entitled to vote if personally present on the following matters set forth on the reverse side.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR THE NINE NOMINEES FOR ELECTION AND FOR THE RATIFICATION OF THE SELECTION OF KPMG LLP.

wholly owned subsidiary of Tandem Computers, in the United States, Europe and Japan. Mr. Weatherford also serves on the board and audit committee of each of Saba Software, Synplicity, Advanced Analogic Technologies, Mellanox Technologies, and Tesco Corporation. Mr. Weatherford holds a B.B.A. from the University of Houston. Mr. Weatherford serves as the Chairman of our Audit Committee and a member of our Nominating and Corporate Governance Committee.
     There are no family relationships among any of our directors and named executive officers.
Board Recommendation
     Our Board of Directors unanimously recommends that you vote “FOR” each of the nominees to the Board of Directors set forth in this Proposal 1.
PROPOSAL 2: RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
     The Audit Committee has appointed KPMG LLP to serve as our independent registered public accounting firm for the fiscal year ending August 29, 2008. We are asking you to ratify this appointment, although your ratification is not required. In the event of a majority vote against ratification, the Audit Committee may reconsider its selection. Even if the appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its shareholders’ best interests. A representative of KPMG LLP is expected to be present at the meeting, will have the opportunity to make a statement and will be available to respond to appropriate questions.
     Set forth below are the aggregate fees incurred for the professional services provided by our independent registered public accounting firm, KPMG LLP, in fiscal 2007 and 2006.

	Fiscal Year
	2007	2006
Audit fees	$2,219,092	$1,173,000
Audit-related fees	164,050	625,625
Tax fees	—	—
Other fees	—	—
     Audit fees consist of services rendered to us and our subsidiaries for the audit of our annual consolidated financial statements, reviews of our consolidated quarterly financial statements included in Form 10-Q filings, and services provided in connection with other statutory and regulatory filings or engagements. The fees include audit fees related to the audit of internal control over financial reporting under Sarbanes-Oxley Section 404.
     Audit-related fees consist of fees billed for assurance-related services, namely the performance of the audit or review of our consolidated financial statements in connection with the filings of Forms S-l, S-l/A, S-3, S-3/A, S-3MEF, S-4/A, and S-8 are not reported under “Audit Fees.”
     All services provided by KPMG LLP were pre-approved in accordance with the Audit Committee’s pre-approval policies.
Board Recommendation
     Our Board of Directors unanimously recommends that you vote “FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm in this Proposal 2.